Exhibit 99.1

MFS Intermediate Income Trust Announces Revisions to Investment Objective and Strategies

BOSTON (December 21, 2007) – The Board of Trustees of MFS Intermediate Income Trust (NYSE: MIN) has approved changes to the investment objective and policies of the fund. Effective December 21, 2007, MIN’s current investment objective of seeking to “preserve capital and provide current income” will be revised to provide that MIN will seek “high current income but may also consider capital appreciation.” MIN’s principal investment strategies are described below.

Significant items to note in connection with the changes include:

•	Percentage limitations on certain types of investments have been eliminated to allow the portfolio manager more flexibility to invest in appropriate securities.

•	The fund substantially invests in investment grade debt instruments.

•	Certain limitations on the fund’s ability to invest in derivatives have been removed.

•	The fund’s policy of an average portfolio maturity of between 3 and 7 years is changed to an average portfolio life of between 3 and 10 years.

•	Beginning January 2008, the fund will seek to make a monthly distribution at a fixed rate of up to 8.50% per year.

MIN’s principal investment strategies, as revised effective December 21, 2007, are described below:

Principal Investment Strategies

MFS normally invests the fund’s assets primarily in debt instruments. MFS generally invests substantially all of the fund’s assets in investment grade debt instruments.

The fund’s dollar-weighted average life will normally be between three and ten years. In determining an instrument’s life for purposes of calculating the fund’s average life, an estimate of the average time for its principal to be paid is used. This can be substantially shorter than its stated maturity.

MFS may invest the fund’s assets in U.S. and foreign securities, including emerging market securities. MFS may invest a relatively high percentage of the fund’s assets in a single country or a small number of countries.

The fund seeks to make a monthly distribution at an annual fixed rate of up to 8.50% of the fund’s average monthly net asset value.

MFS may invest the fund’s assets in mortgage dollar rolls.

MFS may use derivatives for different purposes, including to earn income and enhance returns, to increase or decrease exposure to a particular market, to manage or adjust the risk profile of the fund, or as alternatives to direct investments.

MFS uses a bottom-up investment approach in buying and selling investments for the fund. Investments are selected primarily based on fundamental analysis of instruments and their issuers in light of current market, economic, political, and regulatory conditions. Factors considered may include the instrument’s credit quality, collateral characteristics, and indenture provisions, and the issuer’s management ability, capital structure, leverage, and ability to meet its current obligations. Quantitative analysis of the structure of the instrument and its features may also be considered.

MFS Intermediate Income Trust is advised by MFS Investment Management. MFS manages $204 billion in assets on behalf of more than 5 million individual and institutional investors worldwide as of September 30, 2007. The company traces its origins to 1924 and the creation of America’s first mutual fund.

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This announcement is not a prospectus, circular or representation intended for use in the purchase or sale of Trust shares. Shares of the Trust are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. Shares of the Trust involve investment risk, including possible loss of principal. For more complete information about the Trust, including risks, charges, and expenses, please see the Trust’s annual and semi annual shareholder report or contact your financial adviser.

The Trust is a closed-end investment product. Shares of the Trust are only available for purchase/sale on the NYSE at the current market price. Shares may trade at a discount to NAV.

MFS Fund Distributors, Inc.

500 Boylston St., Boston, MA 02109

12868.1

Contacts:

Computershare Shareholders Services:

Shareholders (account information, quotes): 800-637-2304

MFS Investment Management:

Shareholders or Advisors (investment product information):

Jed Koenigsberg, 617-954-5697

Media Only:

John Reilly, 617-954-5305, or Dan Flaherty, 617-954-4256